[FORM OF]

AMENDMENT TO DISTRIBUTION AGREEMENT

THIS Amendment TO DISTRIBUTION AGREEMENT (this "Amendment") effective as of _____________________, by and among Centaur Mutual Funds Trust, a Delaware statutory trust (the "Trust"), DCM Advisors, LLC, a limited liability company organized under the laws of the state of Delaware (the "Advisor"), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio ("Distributor").

WHEREAS, the Trust, the Advisor, and Distributor are parties to that certain Distribution Agreement dated February 1, 2019 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.          Amendments.

(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

(b)	Distribution Fee Letter to the Agreement hereby is deleted in its entirety and replaced with Distribution Fee Letter attached hereto, as the same may be amended from time to time.

2.          Miscellaneous.

(a)       Except as amended hereby, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signatures are located on the next page.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

CENTAUR MUTUAL FUNDS TRUST		ULTIMUS FUND DISTRIBUTORS, LLC
By:		By:
	David R. Carson		Kevin Guerette
	President		President

DCM ADVISORS, LLC

By:
Name:
Title:

SCHEDULE A

Dated _____________________

to the

Distribution Agreement

between

Centaur Mutual Funds Trust

and

Ultimus Fund Distributors, LLC

Dated February 1, 2019

Fund Portfolio(s)

Copley Fund

DCM/INNOVA High Equity Income Innovation Fund

Lebenthal Ultra Short Tax-Free Income Fund

Distribution Fee Letter

for

Centaur Mutual Funds Trust

This Fee Letter applies to the Services provided by Ultimus Fund Distributors, LLC ("Distributor") to Centaur Mutual Funds Trust (the "Trust"), on behalf of each Fund listed on Schedule A (the "Funds"), pursuant to the Distribution Agreement, dated February 1, 2019.

1.	Fees
1.1.	For the Services provided under the Distribution Agreement, Distributor shall be entitled to receive an annual fee of $_____ per Fund from DCM/INNOVA High Equity Income Innovation Fund and Lebenthal Ultra Short Tax-Free Income Fund, and annual fee of $_____ from Copley Fund and/or from the investment advisor(s) to such Fund(s) (the "Advisor"), paid on the first business day following the end of each month, or at such time(s) as Distributor shall request and the parties hereto shall agree.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust, the Fund and/or the Advisor agrees to pay all fees within 30 days of receipt of each invoice. Distributor retains the right to charge interest of ____% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Distributor of the Trust's, the Fund's or the Advisor's default or prevent Distributor from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust, the Fund and/or the Advisor will reimburse Distributor for certain out-of-pocket expenses incurred on the Trust's behalf, including but not limited to NSCC Fund/SERV fees and any expenses approved by the Trust (or, with respect to the Fund, its investment advisor). All other costs in connection with the offering of the shares of beneficial interest (the "Shares") will be paid by the Trust, a Fund, or the Advisor in accordance with agreements between them as permitted by Applicable Law as discussed in Section 4.2 of the Distribution Agreement.

3.	Term
3.1	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by either party as provided under Section 9 of the Distribution Agreement, until the expiration of the Distribution Agreement's Initial Term (the "Initial Term").

3.2	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a "Renewal Term") subject to annual approval of such continuance by the Board of the Trust, including the approval of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

The parties duly executed this Distribution Fee Letter dated _____________________.

Centaur Mutual Funds Trust On behalf of all Funds listed on Schedule A to the Distribution Agreement	Ultimus Fund Distributors, LLC

By:		By:
Name:	David R. Carson	Name:	Kevin Guerette
Title:	President	Title:	President

DCM Advisors, LLC

By:
Name:
Title: